Exhibit (a)(5)(C)

December 19, 2011

Contact: Rob Doolittle

Tel: 703 876 3199

rdoolittle@generaldynamics.com

General Dynamics Completes Tender Offer for Force Protection

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) today announced the successful completion of its tender offer to purchase all of the outstanding shares of common stock of Force Protection, Inc. (NASDAQ: FRPT), for a price of $5.52 per share in cash. The offer and withdrawal rights expired, as scheduled, on Friday, December 16, 2011. The tender offer was launched on November 18, following the announcement on November 7 that General Dynamics and Force Protection had reached agreement on the terms of a merger agreement. The acquisition of Force Protection is expected to be accretive to General Dynamics’ earnings in 2012.

As of December 16, approximately 51.7 million shares of Force Protection common stock, including approximately 3.7 million shares subject to guaranteed delivery procedures, were validly tendered and not withdrawn in the offer. That amount represents approximately 81.7 percent of the outstanding shares of Force Protection common stock. General Dynamics accepted for payment the shares through its wholly-owned subsidiary, Falcon Acquisition Corp. General Dynamics will now exercise a “top up” option, as described in the Offer to Purchase, which will result in General Dynamics owning at least 90% of the outstanding shares of Force Protection. Once the top-up option is exercised, General Dynamics intends to complete a “short form” merger under Nevada law.

Force Protection will become a wholly owned subsidiary of General Dynamics as a result of the merger and will become part of General Dynamics Land Systems.

In the merger, each remaining share of Force Protection common stock that was not validly tendered in the tender offer, other than shares owned by General Dynamics or Force Protection, will be cancelled and converted into the right to receive the same $5.52 per share in cash that was paid in the tender offer.

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Once the merger is completed, General Dynamics intends to cause all shares of Force Protection common stock to be delisted from the NASDAQ Capital Market, and Force Protection will no longer have reporting obligations under the Securities Exchange Act of 1934, as amended.

More information about General Dynamics is available at www.generaldynamics.com.

Notice to Investors

This press release is for informational purposes only and is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Force Protection stock. Falcon Acquisition Corp., a wholly-owned subsidiary of General Dynamics, has filed a tender offer statement and related exhibits with the SEC and Force Protection has filed a solicitation/recommendation statement with respect to the tender offer. Investors and stockholders of Force Protection are strongly advised to read the tender offer statement (including the related exhibits) and the solicitation/recommendation statement, as well as any amendments thereto and other relevant documents filed with the SEC, when they become available, because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. The tender offer statement (including the related exhibits), the solicitation/recommendation statement and other documents (when available) filed with the SEC are available at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement and other documents (when available) filed by the wholly-owned subsidiary of General Dynamics with the SEC are available to all stockholders of Force Protection free of charge at www.generaldynamics.com. The solicitation/recommendation statement and the other documents (when available) filed by Force Protection with the SEC are available to all stockholders of Force Protection free of charge at www.forceprotection.net.

Certain statements made in this press release, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Statements herein regarding the proposed transaction between General Dynamics and Force Protection, the expected timetable for completing the transaction, the potential benefits of the transaction, and any other statements about management’s future expectations, beliefs, goals, plans or prospects also constitute forward-looking statements. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in each company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

All forward-looking statements speak only as of the date they were made. General Dynamics and Force Protection do not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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